Exhibit 10.1

August 6, 2024

RE: Revised Employment Agreement for Eric Cox

Dear Eric,

On behalf of Dropbox Inc. (“Dropbox”), this letter confirms the following corrections and adjustments to the terms of your employment at Dropbox.

Base Salary and Exemption Status. Your annualized base salary will remain $500,000.00 per year, less applicable taxes and withholdings, paid in accordance with Dropbox’s normal payroll procedures. Your role as Chief Customer Officer is an exempt position, which means that you will not be paid overtime for hours worked in excess of your standard schedule, nor will you be required to enter your hours in Dropbox’s time and attendance system.

Compliance with Applicable Law and Company Policies; Compensation Recovery: You must comply with applicable law, the Company’s Worldwide Code of Business Conduct and Ethics, and the Company’s corporate policies, as applicable, including without limitation, any compensation recovery policies maintained by the Company from time to time. Notwithstanding anything to the contrary herein, (i) compliance with applicable law, the Company’s Worldwide Code of Business Conduct and Ethics, and the Company’s corporate policies, as applicable, will be a pre-condition to earning, or vesting in, any incentive compensation, and (ii) any incentive compensation which is subject to the Company’s Incentive-Based Compensation Recovery Policy, attached as Exhibit A, will not be earned or vested, even if already granted, paid or settled, until such policy ceases to apply to such compensation and any other conditions applicable to such compensation are satisfied.

Terms of Employment. Unless otherwise noted in this letter, all other terms of your original employment agreement dated October 4, 2023, remain in effect. Specifically, the Confidentiality, Duty of Loyalty, Arbitration, and At-Will Employment provisions of your original offer letter are hereby incorporated by reference into this letter.

Congratulations on this new role and thanks for all your hard work! Please let me know if you have any additional questions.

Sincerely,

/s/ Drew Houston
Drew Houston
Chief Executive Officer

I, Eric Cox, acknowledge that I have read, understood and agree to the above terms and conditions.

/s/ Eric Cox     08/08/2024
Eric Cox      Date Signed